Exhibit 77C Matters submitted to a vote of security holders

AllianceBernstein Growth Fund

A Special Meeting of the Stockholders of the AllianceBernstein Growth Fund (the Fund) was held on November 15, 2005 and adjourned until December 6, 2005 and December 19, 2005. At the November 15, 2005 Meeting, with respect to the first item of business, the election of Directors, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved. At the December 19, 2005 Meeting, with respect to the third item of business, the amendment, elimination, or reclassification as non-fundamental of the fundamental investment restrictions, and the fourth item of business, the reclassification of the Funds fundamental investment objective as non-fundamental with changes to the Funds investment objective, the required number of outstanding shares voted in favor of each proposal, and each proposal was approved. A description of each proposal and number of shares voted at the Meetings are as follows (the proposal numbers shown below correspond to the proposal numbers in the Funds proxy statement):


				Voted For	Withheld Authority
1.The election of the Directors,
each such Director to serve a
term of an indefinite duration
and until his or her successor
is duly elected and qualifies.


Ruth Block			143,700,323	3,267,191
David H. Dievler		143,749,857	3,217,657
John H. Dobkin			143,808,620	3,158,894
Michael J. Downey		143,754,346	3,213,168
William H. Foulk, Jr.		143,715,895	3,251,619
D. James Guzy			143,456,330	3,511,184
Marc O. Mayer			143,789,991	3,177,523
Marshall C. Turner, Jr.		143,765,404	3,202,110




		      	Voted For	 Voted Against	Abstained  Broker
							           Non-Votes
  3.The amendment,
    elimination,or
    reclassification
    as non-fundamental,
    of the fundamental
    investment restrictions
    regarding:

3.A. Diversification	22,076,384	1,228,370   	681,115	  7,306,735

3.B. Issuing Senior	22,009,040	1,293,948    	682,881   7,306,735
     Securities and
     Borrowing Money

3.C. Underwriting	22,062,581	1,245,045    	678,244	  7,306,735
     Securities

3.D. Concentration	22,092,738	1,232,300    	660,831	  7,306,735
     of Investments

3.E. Real Estate and	22,084,497	1,226,844   	674,528	  7,306,735
     Companies That
     Deal In Real
     Estate

3.F  Commodity 		21,998,071	1,311,890    	675,908	  7,306,735
     Contracts
     and Futures
     Contracts


3.G  Loans		21,981,364	1,318,069    	686,436    7,306,735

3.H  Joint		22,041,503	1,256,141   	688,224	  7,306,735
     Securities
     Trading
     Accounts



4.B  The 		21,072,680	1,008,962     1,904,227    7,306,735
     reclassification
     of the Funds
     fundamentalinvestment
     objective as non-
     fundamental with
     changes to the Funds
     investment
     objectives.